NASDAQ-GM — “TEAM”

FOR IMMEDIATE RELEASE,TUESDAY, NOVEMBER 9, 2010

TechTeam Global Reports Third Quarter 2010 Financial Results

Reports net loss of $8.4 million, or $(0.78) per share, mainly due to impairment charge and professional fees primarily related to sale of Government subsidiary

Excluding special items, income from continuing operations would have been $934,000, or $0.09 per share

SOUTHFIELD, MICHIGAN, November 9, 2010…TechTeam Global, Inc. (NASDAQ: TEAM), a worldwide provider of information technology outsourcing and business process outsourcing services, today reported a net loss of $8.4 million, or $(0.78) per diluted share and a net loss from continuing operations of $9.2 million, or $(0.86) per diluted share, for the three months ended September 30, 2010.  For the three months ended September 30, 2009, net income was $0.9 million, or $0.08 per diluted share and net income from continuing operations was $1.1 million or $0.11 per diluted share. The three months ended September 30, 2010 included a non-cash impairment charge of $9.4 million and $1.3 million of expense for professional fees related primarily to the sale of TechTeam Government Solutions, Inc.  Excluding special items, the Company would have achieved net income from continuing operations of $934,000, or $0.09 per share in the third quarter 2010.

Please see “Reconciliation of Third Quarter and Year-to-Date Net Income (Loss) from Continuing Operations to Earnings from Continuing Operations Excluding Special Items” in the Financial Data section of this press release.

After the end of the third quarter 2010, the Company completed the previously announced sale of TechTeam Government Solutions to Jacobs Engineering Group Inc. (NYSE: JEC) for $43.0 million in cash. For more information regarding this matter, please see the Form 8-K filed on October 5, 2010 regarding this transaction. In addition, on November 1, 2010, the Company entered into a definitive agreement pursuant to which an affiliate of Stefanini International Holdings Ltd. (d/b/a Stefanini IT Solutions), a privately held global provider of onshore and nearshore IT consulting, integration and development, and outsourcing services, will file a tender offer with the intention of acquiring and merging with TechTeam Global. For more information regarding this matter, please see the Form 8-K filed on November 2, 2010 regarding this transaction.

Third Quarter 2010 Financial Data Section follows:
•
TechTeam Global, Inc. reported a net loss from continuing operations of $9.2 million, or $(0.86) per diluted share, for the three months ended September 30, 2010, compared to net income from continuing operations of $1.1 million, or $0.11 per diluted share, for the three months ended September 30, 2009. The net loss from continuing operations for the three months ended September 30, 2010 included a non-cash impairment charge of $9.4 million and $1.3 million of expense for professional fees. Excluding special items, the Company would have achieved net income from continuing operations of $934,000, or $0.09 per share.

•
At the end of the quarter, the Company was not in compliance with the debt covenants under its Credit Agreement due to the goodwill impairment recorded in the third quarter of 2010. On October 5, 2010, the Company completed the sale of its Government Solutions business and used $16.4 million of the proceeds to pay off the Credit Agreement in full.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

•
Revenue for the Company’s Commercial business was $31.7 million in the third quarter of 2010, an increase of 3.5% over the third quarter of 2009. Total revenue was $46.2 million in the third quarter 2010, a decrease of 8.3% versus the third quarter of 2009. The total revenue decrease was primarily the result of the previously announced wind-down of certain customer contracts in the Government Solutions business unit. These reductions were partially offset by the addition of new customers and expansion with existing customers in the Company’s Commercial business in both the Americas and Europe. Revenue for the third quarter of 2010 was unfavorably impacted by approximately $1.2 million due to exchange rates as compared to the third quarter of 2009. On a sequential basis, third quarter 2010 revenue increased $1.2 million from second quarter 2010 revenue of $45.0 million.

•
Gross margin in the Commercial business increased to 22.3% in the third quarter of 2010, up from 21.6% in the third quarter of 2009. Gross margin was 22.4% for the Company in the third quarter 2010, down from 23.4% in the third quarter 2009. This decrease was primarily due to the loss of higher margin government business. On a sequential basis, gross margin of 22.4% reported by the Company in the third quarter 2010 was down from 23.8% reported in the second quarter 2010.

•
Selling, general and administrative (SG&A) expense was $10.7 million in the third quarter of 2010, an increase from $9.8 million in the third quarter of 2009. The increase was primarily due to an increase in professional fees of approximately $1.3 million, primarily related to the sale of TechTeam Government Solutions. The increase was partially offset by a reduction of expense from restructuring actions taken in 2009 and 2010 and a reduction in amortization expense related to the write off of certain intangible assets in the fourth quarter of 2009.

•	Third quarter 2010 results include an impairment charge of $9.4 million related to the write down of goodwill in the Company’s Government Solutions reporting unit.
•
On August 31, 2010, the Company completed the sale of its TechTeam SQM subsidiary (a staffing business in Sweden). Beginning in the third quarter of 2010, SQM has been accounted for as a discontinued operation. The results of operations for SQM have been removed from the results of continuing operations for all periods presented. The Company recognized a net gain of $1,033,000 on the sale of SQM, which is included with the $181,000 net loss from SQM for the third quarter 2010, resulting in income from discontinued operations for the quarter of $852,000.

•
Cash provided by operations for the nine months ended September 30, 2010 was $4.2 million. The Company maintained a $2.6 million net cash position (total cash minus total bank debt) at the end of the third quarter 2010. On October 5, 2010, the Company sold its Government  Solutions business and used a portion of the proceeds to pay off its debt under its existing credit facility.

Third quarter highlights include the following:
•
In July 2010, TechTeam Global, Inc. was positioned by Gartner, Inc. in the Visionaries Quadrant of the Magic Quadrant for Help Desk Outsourcing, Europe report. Note: Magic Quadrant for Help Desk Outsourcing, Europe was authored by Gianluca Tramacere, Claudio Da Rold and Frank Ridder and was published on July 27, 2010.

•	In September 2010, TechTeam became an authorized reseller of the Google Apps™ Premier Edition suite of communication and collaboration tools.
•
As announced in September 2010, TechTeam will provide service desk, desk-side and remote desktop support, infrastructure management, identity and access management, and service management for Ford Motor Company facilities in Mexico, Brazil, Argentina, Colombia, Venezuela and Chile.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Gary J. Cotshott, president and chief executive officer of TechTeam Global, said, “We believe that combining our business with Stefanini IT Solutions will allow us to deliver a set of services having greater breadth and depth across an expanded geographic footprint to our customers and prospects around the world. We are looking forward to the completion of a successful tender offer and merger.”
__________________________________________________________________________________
About TechTeam Global, Inc.
TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium businesses. The company's primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Founded in 1979, TechTeam has approximately 2,200 employees across the world, providing IT support in 32 languages. TechTeam's common stock is traded on the NASDAQ Global Market under the symbol "TEAM." For more information, call 800-522-4451 or visit www.techteam.com.

About the Magic Quadrant
The Magic Quadrant is copyrighted 2010 by Gartner, Inc. and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner's analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the "Leaders" quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

Note to Investors
The tender offer to purchase shares of TechTeam Global, Inc. (the “Company”) common stock referenced in this press release has not yet commenced, and this press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of TechTeam Global common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the "Tender Offer Statement"), which Platinum Merger Sub, Inc., a wholly-owned subsidiary of Stefanini International Holdings Ltd, will file with the SEC and mail to TechTeam Global stockholders. At the time the tender offer is commenced, TechTeam Global will file a Solicitation/Recommendation Statement with respect to the tender offer (the "Recommendation Statement"). Security holders of TechTeam Global are advised to read the Tender Offer Statement and Recommendation Statement when they become available, because they will contain important information about the tender offer. Investors and security holders of TechTeam Global also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by Platinum Merger Sub, Inc. with the SEC (when these documents become available) and the Recommendation Statement and other documents filed by Stefanini International Holdings Ltd (when these documents become available) on the SEC's website at http://www.sec.gov. In addition, free copies of the Tender Offer Statement and related materials may be downloaded (when these documents become available) from TechTeam Global's website at: http://www.techteam.com/investors/sec-filings; and free copies of the Recommendation Statement and related materials may be obtained (when these documents become available) from TechTeam Global by written request to: TechTeam Global, Inc., Attn: Investor Relations, 27335 West 11 Mile Road, Southfield, Michigan 48033.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Safe Harbor Statement
The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those expected because of various known and unknown risks and uncertainties, including, but not limited to, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and industry conditions, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, currency fluctuations, other factors affecting the financial health of our clients, uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many of the Company's stockholders will tender their stock in the tender offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company's control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC by the Company, including the solicitation/recommendation statement to be filed by the Company. These and other risks are described in the Company’s most recent annual report on Form 10-K and subsequent reports filed with or furnished to the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

Financial Tables to Follow on the Next Page

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Financial Data
TechTeam Global, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Third Quarter Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Revenue
IT Outsourcing Services	$26,197	$25,407	3.1%	$75,918	$78,258	(3.0)%
IT Consulting and Systems Integration	3,066	2,557	19.9%	8,538	9,319	(8.4)%
Other Services	2,419	2,637	(8.3)%	7,632	8,273	(7.7)%
Total Commercial	31,682	30,601	3.5%	92,088	95,850	(3.9)%
Government Technology Services	14,470	19,713	(26.6)%	44,714	60,557	(26.2)%
Total Revenue	46,152	50,314	(8.3)%	136,802	156,407	(12.5)%
Cost of Revenue
IT Outsourcing Services	20,394	20,167	1.1%	58,602	61,145	(4.2)%
IT Consulting and Systems Integration	2,406	1,922	25.2%	6,850	7,237	(5.3)%
Other Services	1,808	1,911	(5.4)%	5,819	6,101	(4.6)%
Total Commercial	24,608	24,000	2.5%	71,271	74,483	(4.3)%
Government Technology Services	11,221	14,525	(22.7)%	34,707	43,841	(20.8)%
Total Cost of Revenue	35,829	38,525	(7.0)%	105,978	118,324	(10.4)%
Gross Profit	10,323	11,789	(12.4)%	30,824	38,083	(19.1)%
Selling, general and administrative expense	10,726	9,807	9.4%	31,741	30,823	3.0%
Impairment charge	9,404	—		9,404	—
Restructuring charge (credit)	(75)	(57)		2,687	(756)
Operating Income (Loss)	(9,732)	2,039		(13,008)	8,016
Net interest expense	(165)	(310)		(555)	(897)
Foreign currency transaction loss	(347)	(70)		(3)	(720)
Income (Loss) from continuing operations before Income Taxes	(10,244)	1,659		(13,566)	6,399
Income tax provision (benefit)	(1,004)	526		(1,578)	2,313
Income (Loss) from continuing operations	(9,240)	1,133		(11,988)	4,086
Income (Loss) from discontinued operations, net of tax	852	(271)		1,085	(284)
Net Income (Loss)	$(8,388)	$862		$(10,903)	$3,802
Diluted Earnings (Loss) per Common Share
Income (Loss) from continuing operations	$(0.86)	$0.11		$(1.12)	$0.38
Income (Loss) from discontinued operation	0.08	(0.03)		0.10	(0.03)
Total Diluted Earnings (Loss) per Common Share	$(0.78)	$0.08		$(1.02)	$0.36
Diluted weighted average common shares and common share equivalents	10,755	10,754		10,710	10,664

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Condensed Consolidated Balance Sheet (unaudited)
(In thousands)

	September 30, 2010	December 31, 2009
Current Assets
Cash and cash equivalents	$18,984	$14,964
Accounts receivable, net	37,914	42,925
Prepaid expenses and other current assets	7,498	3,654
Net current assets of discontinued operations	—	2,506
Total current assets	64,396	64,049
Property, Equipment and Software, Net	5,511	6,161
Goodwill and Other Intangible Assets, Net	36,399	47,270
Deferred Income Taxes	4,209	3,940
Other Assets	1,019	1,010
Net long term assets of discontinued operations	—	90
Total Assets	$111,534	$122,520

Current Liabilities
Current portion of long-term debt	$16,414	$4,074
Accounts payable	5,197	4,972
Accrued payroll and related taxes	8,845	7,181
Accrued expenses and other current liabilities	5,907	9,017
Net current liabilities of discontinued operations	—	1,851
Total current liabilities	36,363	27,095
Long-Term Liabilities
Long-term debt, less current portion	—	11,051
Other long-term liabilities	1,245	745
Total long-term liabilities	1,245	11,796
Shareholders’ Equity
Preferred stock	—	—
Common stock	112	111
Additional paid-in capital	81,213	79,762
Retained earnings	(8,177)	2,726
Accumulated other comprehensive income	778	1,030
Total shareholders’ equity	73,926	83,629
Total Liabilities and Shareholders’ Equity	$111,534	$122,520

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Nine Months Ended September 30,
	2010	2009
Operating Activities
Net income (loss)	$(10,903)	$3,802
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,098	4,696
Impairment charge	9,404	—
Gain on sale disposition of business	(1,033)	—
Other adjustments	1,652	7,810
(Income) loss from discontinued operations	(50)	661
Net operating cash flow from discontinued operations	987	40
Net cash provided by operating activities	4,155	17,009
Investing Activities
Disposition of business, net of cash disposed	935	—
Purchase of property, equipment and software	(1,472)	(1,209)
Cash paid for acquisitions, net of cash acquired	(425)	(375)
Net cash used in investing activities	(962)	(1,584)
Financing Activities
Issuance of debt, net of cash disposed	1,288	—
Other	(204)	(27)
Payments on long-term debt	—	(16,042)
Net cash provided used in financing activities	1,084	(16,069)
Effect of exchange rate changes on cash and cash equivalents	(257)	1,077
Increase (decrease) in cash and cash equivalents	4,020	433
Cash and cash equivalents at beginning of period	14,964	16,072
Cash and cash equivalents at end of period	$18,984	$16,505

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Reconciliation of Third Quarter and Year-to-Date Net Income (Loss) from Continuing Operations to Earnings from Continuing Operations Excluding Special Items

This press release includes a discussion of “Net Income (Loss) from Continuing Operations to Earnings from Continuing Operations Excluding Special Items” which is a non-GAAP financial measure. The Company defines Net Income (Loss) from Continuing Operations to Earnings from Continuing Operations Excluding Special Items as net income (loss) from continuing operations excluding impairment charges, restructuring, legal and professional fees primarily related to the sale of TechTeam Government Solutions and increases (decreases) of bad debt expense largely related to bankruptcy filing of its customers.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the accompanying reconciliation to the most directly comparable GAAP financial measure, provide a more complete understanding of factors and trends affecting the Company’s business and results of operations.

Net Income (Loss) from Continuing Operations to Earnings from Continuing Operations Excluding Special Items, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net (loss) income prepared on a GAAP basis. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare this financial measure with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company’s non-GAAP measure should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The Company provided the following table which reconciles GAAP net income (loss) from continuing operations, as reported, to Earnings from Continuing Operations Excluding Special Items:

(In thousands, except per share data)	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income (loss) from continuing operations	$(9,240)	$1,133	$(11,988)	$4,086
Special items—
Impairment charges, net of tax	9,404	-	9,404	-
Legal and professional fees, net of tax	827	153	2,438	283
Restructuring charge (credit), net of tax	(57)	(57)	2,079	(756)
Increase (decrease) bad debt expense, net of tax	-	13	(65)	479
Earnings from continuing operations excluding special items	$934	$1,242	$1,868	$4,092
Diluted weighted average common shares and common share equivalents	10,755	10,754	10,710	10,664
Diluted earnings from continuing operations per common share excluding special items	$0.09	$0.12	$0.17	$0.38

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

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Contacts: TechTeam Global, Inc.	Boscobel Marketing Communications
Margaret M. Loebl	Jessica Klenk
Vice President, Chief Financial Officer and Treasurer	+ 1 301 588 2900 ext. 121
+ 1 248 357 2866	jklenk@boscobel.com
investors@techteam.com